UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 28, 2012

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9990
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 28, 2012 (the "Closing Date"), VistaGen Therapeutics, Inc. (the "Company") consummated a private placement of convertible promissory notes to certain accredited investors in the aggregate principal amount of $500,000 (the "Notes") (the "Note Offering"). Noble Financial Capital Markets served as the lead placement agent for the Company in connection with the Note Offering.

The Notes were issued pursuant to a Convertible Note and Warrant Purchase Agreement ("Purchase Agreement") entered into by the Company and the signatories thereto (the "Purchasers"). Each Note acquired pursuant to the Purchase Agreement accrues interest at the rate of 12% per annum to be paid in kind quarterly, and shall mature on the earlier to occur of twenty-four months from the date of issuance or consummation of an equity, equity-based or series of equity -based financingsresulting in gross proceeds of at least $4.0 million ("Qualified Financing"). The Notes rank pari-passu with respect to certain other promissory notes of the Company, if issued, in an aggregate principal amount not to exceed $3.0 million, inclusive of the Notes.

The holder of each Note may voluntarily convert the outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon ("Outstanding Balance") into that number of shares of the Company's Common Stock equal to the Outstanding Balance, divided by $3.00 (the "Conversion Shares"). In addition, in the event the Company consummates a Qualified Financing, and the price per unit of the securities sold, or share of Common Stock issuable in connection with such Qualified Financing, is at least $2.00, the Outstanding Balance shall automatically convert into such securities, the amount of which shall be determined according to a formula set forth in the Notes.

Warrants.

Each Purchaser was issued a warrant to purchase, for $2.75 per share, that number of shares of the Company's Common Stock equal to 150% of the total principal amount of the Notes purchased by such Purchaser, divided by $2.75 ("Warrants"), resulting in the potential issuance of an aggregate of 272,724 shares of the Company's Common Stock upon exercise of the Warrants (the "Warrant Shares"). The Warrants terminate, if not exercised, five years from the date of issuance.

Registration Rights.

The Company entered into a Registration Rights Agreement with each of the Purchasers pursuant to which the Company agreed to register for resale the Conversion Shares and the Warrant Shares. The Company agreed to file a registration statement no later than ninety days from the Closing Date. To the extent the Company fails to file the registration statement on a timely basis or if the registration statement is not declared effective by the agreed upon effectiveness deadline, the Company agreed to make certain payments to each of the Purchasers.

The Company intends to use the proceeds from the issuance of the Notes for general working capital purposes. The Company may issue up to $2.5 million principal amount in additional Notes to fund its short-term working capital requirements. There is no assurance that the Company will be able to successfully place such additional Notes, or otherwise secure additional financing on acceptable terms, or at all.

Important Notice Regarding the Transaction Documents.

The foregoing descriptions of the Purchase Agreement, the Notes, the Warrants, the Registration Rights Agreement, and the transactions contemplated thereby (together, the "Transaction Documents") are not complete and are subject to and qualified in their entirety by reference to the Transaction Documents attached hereto as exhibits and incorporated herein by reference.

The Transaction Documents have been included to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other financial information about the Company or its subsidiaries and affiliates. The representations, warranties and covenants contained in the Transaction Documents were made only for purposes of the Transaction Documents and as of specific dates; were solely for the benefit of the parties to such Transaction Documents; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Documents, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.03 is hereby incorporated by reference. The Notes and Warrants were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder. Each of the Purchasers represented that it was an "accredited investor" as defined in Regulation D.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   March 2, 2012
By:	/s/ Shawn Singh

Name: Shawn Singh
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Note and Warrant Purchase Agreement
EX-10.2	Form of Convertible Promissory Note
EX-10.3	Form of Warrant
EX-10.4	Form of Registration Rights Agreement